                                                                      EXHIBIT GG
                              AMENDED AND RESTATED
                              SEPARATION AGREEMENT
                                       AND
                                 GENERAL RELEASE


         This Amended and Restated Separation Agreement and General Release is made this 15th day of May, 1998 by and among Zalman Silber ("Silber"), Skyline Multimedia Entertainment, Inc. (the "Company"), Prospect Street NYC Discovery Fund L.P. ("Prospect Street") and the Employees Retirement Plan of the Brooklyn Union Gas Company ("BUG").

         WHEREAS, the parties hereto desire to amend the Separation Agreement and General Release dated April 15, 1998 among the parties hereto, as amended by Amendment No. 1 dated May 7, 1998 (the "Separation Agreement") and restate such Separation Agreement in its entirety.

         NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Separation Agreement is hereby amended and restated in its entirety to read as follows:

         A. As consideration for entering into this Agreement and the terms and conditions set forth herein, I have been offered:

                  (i) as payment in connection with the purchase by the Company of the securities referenced in Section B(iii) hereof, $206,250 payable as follows: (1) $154,687.50 upon execution of this Agreement, and (2) $51,562.50, of which amount I acknowledge receipt of $21,654, and the balance of which is to be paid bi-weekly at the rate of $3,750 commencing on the date hereof until fully paid. Additionally, the Company agrees to forgive amounts previously agreed to be refunded by me to the Company in the amount of $750,000;

                  (ii) as payment in connection with the purchase by Prospect Street of the securities referenced in Section B(V) hereof, the aggregate amount of $100, which amount represents fair value for such securities in light of the pledge related thereto, and in consideration of Prospect Street and BUG providing certain financing for the Company; and

                  (iii) the opportunity to continue to receive the Company-subsidized health benefits I was receiving on the last active day of my employment through the period ending on January 15, 1999 or, at the Company's option, to receive the economic equivalent thereof.

                  After consultation with my own counsel, I understand that these payments and benefits exceed any payment, benefit, or other thing of value that I might otherwise be entitled to under any Company policy, plan or procedure.

         B. In consideration of the compensation and benefits to be received by me pursuant to paragraph A hereof, I hereby:

                  (i) resign from all positions and capacities held with the Company and its subsidiaries, including, but not limited to, as an officer, director and employee of the Company and its subsidiaries effective as of April 15, 1998;

                  (ii) agree that during the ten year period ending on April 15, 2008 (the "Non-Compete Period"), I will not, directly or indirectly, without the consent of the Board of Directors of the Company: own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder, director, adviser, consultant, agent or otherwise (whether paid or unpaid), any business, which directly or indirectly competes with the currently existing or contemplated businesses of the Company or its subsidiaries at locations within New York City, including, but not limited to (a) engaging in the food or souvenir concession business at the same locations or at locations in close proximity to where the Company currently conducts business, or (b) leasing space or entering into licensing arrangements to provide simulated rides, virtual reality arcade games or theater-based attractions;

                  (iii) agree that all options and warrants previously issued to me by the Company are deemed canceled as of April 15, 1998 and to submit to the Company all such options and warrants in my possession;

                  (iv) grant to Prospect Street an irrevocable proxy coupled with interest to vote all of the shares of capital stock of the Company held by me, the form of which is attached hereto as Exhibit A and to renew, reexecute or reaffirm such irrevocable proxy as may from time to time be required until the shares which are the subject of such irrevocable proxy can be transferred as contemplated in subparagraph (v) below and agree to vote all shares of capital stock of the Company or execute consents with respect thereto as shall be instructed by Prospect Street;

                  (v) agree to transfer to Prospect Street all shares of Class A common stock of the Company held by me simultaneously with the release of such shares from current escrow arrangements or pledge agreements and to promptly instruct any escrow agent to transfer such shares upon release; and

                  (vi) agree to use reasonable efforts to cause all shares of Class A common stock currently held in escrow in connection with the escrow arrangements or pledge agreements referred to in paragraph B(v) above to be substituted with an equal number of shares of common stock of the Company, which shares of common stock the Company hereby agrees to issue in exchange for such Class A common stock.

         C. The Company has advised me of, and I acknowledge that I do not have to sign this Separation Agreement and General Release.

         D. By signing this Separation Agreement and General Release, and in consideration for the payments and benefits described in paragraph A hereof, I, for myself and my heirs, executors, administrators, trustees, legal representatives and assigns (collectively referred to as the "Releasors") hereby forever release and discharge the Company, and any and all of its parent corporations, shareholders, creditors subsidiaries, divisions, and each of their affiliated or related entities, officers, directors, employees, agents, representatives, successors and assigns, and any and all of its or their past, present or future officers, directors, agents, stockholders, trustees, fiduciaries, administrators, employees or assigns (whether acting as agents for the Company or in their individual capacities) (collectively referred to as "Releasees"), from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act, omission, transaction, conduct or occurrence up to and including the date of execution of this Agreement, which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the effective date of this Agreement.

         E. The Company, and any and all of its parent corporations, shareholders, subsidiaries, divisions, and each of their affiliated or related entities, officers, directors, employees, agents, representatives, successors and assigns, and any and all of its or their past, present or future officers, directors, agents, stockholders, trustees, fiduciaries, administrators, employees or assigns (whether acting as agents for the Company or in their individual capacities) (collectively referred to as "Releasors") hereby forever release and discharge Zalman Silber, his heirs, executors, administrators, trustees, legal representatives, advisors, family members and assigns (collectively referred to as "Releasees") from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act, omission, transaction, conduct or occurrence up to and including the date of execution of this Agreement, which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the effective date of this Agreement.

         F. The parties hereto agree that from the date of this Agreement and continuing indefinitely thereafter, none of the parties hereto shall say or do anything which could disparage, undermine or be reasonable interpreted to denigrate the capabilities, performance, integrity or reputation of any other party or any of such other party's directors, officers, stockholders, agents, employees, consultants, representatives or affiliates.

         G. This Agreement constitutes the complete understanding between the parties and supersedes all prior agreements with respect to the subject matter hereof. No other promises or agreements shall be binding unless in writing and signed by the parties.

         H. This Agreement shall be governed by the laws of the State of New
York.

         I. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the parties hereto as of the date first written above.

ZALMAN SILBER


SIGNATURE:    /s/ Zalman Silber
         ---------------------------

SKYLINE MULTIMEDIA ENTERTAINMENT, INC.


By:           /s/ Steven Schwartz
         ---------------------------
         Name:    Steven Schwartz
         Title:   Executive Director of
                  Operations and Finance


PROSPECT STREET NYC DISCOVERY FUND, L.P.
By:      Prospect Street Discovery Fund, Inc., General Partner


         By:  /s/ John F. Barry
              ---------------------------
              Name:    John F. Barry, III
              Title:   President


EMPLOYEES RETIREMENT PLAN OF
THE BROOKLYN UNION GAS COMPANY


By:           /s/ Thomas Riordan
         ---------------------------
         Name:    Thomas Riordan
         Title:

                                IRREVOCABLE PROXY


KNOW ALL PERSONS BY THESE PRESENTS:


         That the undersigned (the "Grantor"), a shareholder of Skyline Multimedia Entertainment, Inc., a New York corporation (the "Company"), does hereby irrevocably constitute and appoint Prospect Street NYC Discovery Fund, L.P. ("Prospect Street"), with full powers of delegation and substitution, as attorney and agent for the Grantor and in its name, place and stead with respect to any and all shares of capital stock of the Company of whatever class or series from time to time held by the Grantor to vote as the Grantor's proxy or proxies at any meeting of the shareholders of the Company (and any adjournment thereof) or to take any consensual or other action permitted to be taken by the Grantor as a shareholder of the Company, in each case with respect to such matters, including without limitation, the election of directors, as may be voted on, consented to or taken by, and according to the number of votes that would be entitled to be cast by, the Grantor. This Proxy and all authority conferred hereunder is irrevocable and coupled with an interest, and shall not be terminated or terminable by any act of the Grantor or by operation of law, including, without limitation, the death, dissolution, liquidation or cessation of existence of the Grantor, or by the occurrence of any other event or events. This Proxy is granted in consideration of the agreement by Prospect Street to provide financing for the Company.

                  THIS PROXY SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, ASSIGNEE
                  OR OTHER TRANSFEREE OF THE CAPITAL STOCK WHICH
                  IS THE SUBJECT HEREOF.

         IN WITNESS WHEREOF, the Grantor has duly executed this Proxy as of the 15th day of April, 1998.

                                  /s/ Zalman Silber
                                 ---------------------------
                                 Zalman Silber
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STATE OF NEW YORK                   )
                                    )       ss:
COUNTY OF NEW YORK                  )

         On April 15, 1998, Zalman Silber appeared before me and acknowledged to me that he executed the foregoing instrument.


                                  ---------------------------
                                  Notary Public